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                                                                    EXHIBIT 99.1

From:   SANFORD TELLER COMMUNICATIONS                 January 3, 1997
        1365 York Avenue
        New York, NY 10021
        (212) 717-0332

For:    MORTON'S RESTAURANT GROUP, INC.               For Immediate Release
        3333 New Hyde Park Road
        New Hyde Park, NY 11042
        (516) 627-1515

Contact: Thomas J. Baldwin, Senior Vice President, Finance and Chief Financial Officer, Morton's Restaurant Group, Inc.


MORTON'S RESTAURANT GROUP, INC. SIGNS DEFINITIVE AGREEMENTS TO SELL MICK'S RESTAURANTS, INC. AND THE PEASANT RESTAURANTS, INC.

New Hyde Park, NY...Morton's Restaurant Group, Inc. (NYSE:MRG), parent of Morton's of Chicago steakhouses and Bertolini's Authentic Trattorias, today announced that it has signed definitive agreements to sell its Atlanta-based Mick's and Peasant restaurants. Pursuant to these agreements, the buyer, MRI Acquisition Corporation will acquire an 80.1% interest in Mick's Restaurants, Inc., and PRI Acquisition Corporation will acquire an 80.1% interest in The Peasant Restaurants, Inc. for an aggregate of $6.8 million, consisting of $4.3 million in cash and $2.5 million in the form of two unsecured promissory notes. Mick's Restaurants, Inc. and The Peasant Restaurants, Inc. are currently wholly-owned subsidiaries of Peasant Holding Corp., which is a majority-owned subsidiary of Morton's Restaurant Group, Inc. Morton's Restaurant Group will retain a 19.9% interest in the subsidiaries.

The sale is subject to certain conditions, including obtaining liquor licenses and third-party consents. The acquisition is scheduled to close on or prior to February 28, 1997, subject to an extension in the event that MRI Acquisition Corporation and PRI Acquisition Corporation shall not have obtained requisite liquor licenses.

At closing, Gregory M. Buckley will become Chief Executive Officer and Chairman of Mick's Restaurants, Inc. and of The Peasant Restaurants, Inc.

Allen J. Bernstein, Chairman and Chief Executive Officer of Morton's Restaurant Group, Inc., said, "This sale is in keeping with our previously announced decision to focus our full resources on our two core fine-dining concepts, Morton's of Chicago, which is recognized as a niche leader, and Bertolini's, which has the potential to become one. The transaction will also better enable the Mick's and Peasant restaurants to take advantage of strategic growth and development opportunities.

In conjunction with the sale, Morton's Restaurant Group, Inc. will take a 1996 fourth quarter non-recurring, pre-tax charge in the range of $9 million to $12 million. Income tax benefits will also be recognized during the 1996 fourth quarter.

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Except for the historical information contained in this news release, the matters addressed are forward - looking statements that involve certain risks and uncertainties, including, but not limited to, general economic conditions, competitive activities, the company's expansion plans and restaurant profitability levels and other matters identified from time to time in the company's public reports and SEC filings. Actual results may vary.

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